Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form F-3 (No. 333-281859) of WANG & LEE GROUP, Inc. and Form S-8 (No.333-283545) of WANG & LEE GROUP, Inc., of our report dated May 15, 2025, with respect to the consolidated financial statements of WANG & LEE GROUP, Inc. as of December 31, 2023 and 2024, and for each of the years in the three-year period ended December 31, 2024, appearing in this Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ AOGB CPA Limited

AOGB CPA Limited

Hong Kong, Hong Kong

May 15, 2025